                                                                  EXHIBIT 10.6




                         AGREEMENT OF SALE AND PURCHASE

                                 BY AND BETWEEN

                    HEALTHSOUTH Rehabilitation Corporation,
                             a Delaware corporation
                                   ("SELLER")

                                      AND

                         CRESCENT CAPITAL TRUST, INC.,
                             a Maryland corporation
                                 ("PURCHASER")

                                  May 23, 1994

                                                          TABLE OF CONTENTS
ARTICLE I        DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

ARTICLE II       AGREEMENTS TO SELL, PURCHASE AND LEASE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         2.1     AGREEMENT TO SELL AND PURCHASE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         2.2     AGREEMENT TO LEASE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

ARTICLE III      PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         3.1     PAYMENT OF PURCHASE PRICE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         3.2     INDEPENDENT CONSIDERATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

ARTICLE IV       ITEMS TO BE FURNISHED TO PURCHASER BY SELLER . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         4.1     DUE DILIGENCE MATERIALS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         4.2     DUE DILIGENCE REVIEW . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7

ARTICLE V        TITLE AND SURVEY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         5.1     TITLE COMMITMENT, EXCEPTION DOCUMENTS AND SURVEY . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         5.2     REVIEW PERIOD  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         5.3     ADDITIONAL EXCEPTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8

ARTICLE VI       REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . .    8
         6.1     REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         6.2     INDEMNITY OF SELLER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         6.3     COVENANTS OF SELLER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         6.4     REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER . . . . . . . . . . . . . . . . . . . . . . .   13

ARTICLE VII      CONDITIONS TO THE PURCHASER'S AND SELLER'S OBLIGATIONS . . . . . . . . . . . . . . . . . . . . . . .   14
         7.1     CONDITIONS TO THE PURCHASER'S OBLIGATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         7.2     FAILURE OF CONDITIONS TO PURCHASER'S OBLIGATIONS . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         7.3     CONDITIONS TO SELLER'S OBLIGATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         7.4     FAILURE OF CONDITIONS TO SELLER'S OBLIGATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

ARTICLE VIII     PROVISIONS WITH RESPECT TO THE CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         8.1     SELLER'S CLOSING OBLIGATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         8.2     PURCHASER'S CLOSING OBLIGATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         8.3     TITLE COMPANY'S CLOSING OBLIGATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

ARTICLE IX       EXPENSES OF CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         9.1     ADJUSTMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         9.2     CLOSING COSTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

ARTICLE X        DEFAULT AND REMEDIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         10.1    SELLER'S DEFAULT; PURCHASER'S REMEDIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         10.2    PURCHASER'S DEFAULT; SELLER'S REMEDIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19

ARTICLE XI       MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         11.1    SURVIVAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19

         11.2    NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         11.3    ENTIRE AGREEMENT; MODIFICATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         11.4    APPLICABLE LAW . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         11.5    CAPTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         11.6    BINDING EFFECT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         11.7    EXTENSION OF DATES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         11.8    TIME IS OF THE ESSENCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         11.9    WAIVER OF CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         11.10   OFFER AND ACCEPTANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         11.11   BROKERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         11.12   RISK OF LOSS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         11.13   NO ASSUMPTION OF LIABILITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         11.14   COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21

                         AGREEMENT OF SALE AND PURCHASE

                 THIS AGREEMENT OF SALE AND PURCHASE (the "Agreement") is made and entered into by and between HEALTHSOUTH REHABILITATION CORPORATION, a Delaware corporation (hereinafter referred to as "Seller"), and CRESCENT CAPITAL TRUST, INC., a Maryland corporation (hereinafter referred to as "Purchaser"). Seller and Purchaser are sometimes collectively referred to herein as the "Parties" and each of the Parties is sometimes singularly referred to herein as a "Party".

                 WHEREAS, Seller is the owner of the Property (as hereinafter defined), consisting of certain real property and improvements thereon located in Dade County, Florida, consisting of a medical office building containing 14,538 square feet, more or less, as more particularly described on Exhibit A attached hereto and made a part hereof for all purposes by this reference; and

                 WHEREAS, Seller desires to sell and Purchaser desires to purchase the Property, and simultaneously therewith, to enter into a lease transaction pursuant to which Purchaser shall lease to Seller, and Seller shall lease from Purchaser, the Property.

                 NOW, THEREFORE, in consideration of the sum of $10.00, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

                 As used herein (including any Exhibits attached hereto), the following terms shall have the meanings indicated:

                 "Bill of Sale" means a bill or bills of sale in the form attached as Exhibit B hereto, and sufficient to transfer to Purchaser all of the items set forth therein.

                 "Business Agreement" means any management agreement, service contract, easement, covenant, restriction or other agreement relating to the operation or maintenance of the Property.

                 "Business Day(s)" means calendar days other than Saturdays, Sundays and legal holidays.

                 "Certificate of Non-Foreign Status" means a certificate dated as of the Closing Date, addressed to Purchaser and duly executed by Seller, in the form of Exhibit C attached hereto.

                 "Claim" means any obligation, liability, lien, encumbrance, loss, damage, cost, expense or claim, including, without limitation, any claim for damage to property or injury to or death of any person or persons.

                 "Closing" means the consummation of the sale and purchase provided for herein, to be held at the offices of Sirote & Permutt, P.C., 2222 Arlington Avenue South, Birmingham, Alabama or such other place as the Parties may mutually agree.

                 "Closing Certificate" means a certificate in the form of Exhibit D wherein Seller shall represent that the representations and warranties of Seller contained in this Agreement are true and correct as of





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
the Closing Date as if made on and as of the Closing Date, except with respect to those matters that may be disclosed in writing to and accepted by Purchaser prior to the Closing Date.

                 "Closing Date" means the closing date in the Escrow Agreement but no later than June 30, 1994 or such earlier or later date as shall be hereafter agreed upon by the Parties.

                 "Credit Enhancements" means all security deposits, security interests, letters of credit, pledges, prepaid rent or other sums, deposits or interests, if any, held by Seller with respect to the Property, the Tenant Leases or the Tenants.

                 "Deed" means a special (limited) warranty deed substantially in the form of Exhibit E attached hereto (as the same may be modified to comply with local law and custom), executed by Seller, as grantor, in favor of Purchaser, as grantee, conveying the Land and Improvements to Purchaser, subject only to the Permitted Exceptions.

                 "Disclosure Schedule" has the meaning set forth in Section 6.1(u).

                 "Due Diligence Materials" means the information to be provided by Seller to Purchaser pursuant to the provisions of Section 4.1 hereof.

                 "Effective Date" means the later of the two dates on which this Agreement is signed and all changes initialed by Seller and Purchaser, as indicated by their signatures below; provided that in the event only one Party dates its signature, then the date of its signature shall be the Effective Date.

                 "Engineering Documents" means all site plans, surveys, soil and substrata studies, architectural drawings, plans and specifications, engineering plans and studies, floor plans, landscape plans, and other plans and studies that relate to the Land, the Improvements or the Fixtures and are in Seller's possession or control.

                 "Escrow Agreement" has the meaning set forth in Section 8.1 hereof.

                 "Exception Documents" means true, correct and legible copies of each document listed as an exception to title on the Title Commitment.

                 "Fixtures" means all permanently affixed equipment, machinery, fixtures, and other items of real and/or personal property, including all components thereof, now and hereafter located in, on or used in connection with, and permanently affixed to or incorporated into the Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, built-in vacuum, cable transmission, oxygen and similar systems, all of which, to the greatest extent permitted by law, are hereby deemed by the Parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto, but specifically excluding any Tenant's trade fixtures or other fixtures or equipment that a Tenant is permitted to remove pursuant to the applicable Tenant Lease.

                 "Hazardous Materials" means any substance, including without limitation, asbestos or any substance containing asbestos and deemed hazardous under any Hazardous Materials Law, the group of organic compounds known as polychlorinated biphenyls, flammable explosives, radioactive materials,





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
medical waste, chemicals, pollutants, effluents, contaminants, emissions or related materials and items included in the definition of hazardous or toxic wastes, materials or substances under any Hazardous Materials Law.

                 "Hazardous Materials Law" means any law, regulation or ordinance relating to environmental conditions, medical waste and industrial hygiene, including, without limitation, the Resource Conservation and Recovery Act of 1976 ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Hazardous Materials Transportation Act, the Federal Water Pollution Control Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Safe Drinking Water Act, and all similar federal, state and local environmental statutes, ordinances and the regulations, orders, or decrees now or hereafter promulgated thereunder.

                 "Independent Consideration" means the sum of $100.00.

                 "Improvements" means all buildings, structures, Fixtures and other improvements of every kind now or on the Closing Date located on the Land, including, without limitation, all alleyways, connecting tunnels, crosswalks, sidewalks, landscaping, parking lots and structures, roads, drainage and all above ground and underground utility structures, equipment systems that constitute Fixtures and other so-called "infrastructure" improvements.

                 "Intangible Property" means all intangible property or any interest therein now or on the Closing Date owned or held by Seller in connection with the Land, the Improvements or the Fixtures, or any business or businesses now or hereafter conducted by Seller or any Tenant thereon or with the use thereof, including all leases, the Business Agreements, contract rights, agreements, trade names, water rights and reservations, zoning rights, business licenses and warranties (including those relating to construction or fabrication) related to the Land, the Improvements or the Fixtures, or any part thereof, provided "Intangible Property" shall not include the general corporate trademarks, service marks, logos or insignia or books and records of Seller or the Tenant Leases or the Credit Enhancements.

                 "IPO" has the meaning set forth in Section 7.1(k) hereof.

                 "Land" means the real property more particularly described on Exhibit A attached hereto and made a part hereof, together with all covenants, licenses, privileges and benefits thereto belonging, and any easements, rights-of-way, rights of ingress or egress or other interests of Seller in, on, or to any land, highway, street, road or avenue, open or proposed, in, on, across, in front of, abutting or adjoining such real property including, without limitation, any strips and gores adjacent to or lying between such real property and any adjacent real property.

                 "Laws" means all federal, state and local laws, moratoria, initiatives, referenda, ordinances, rules, regulations, standards, orders and other governmental requirements, including, without limitation, those relating to the environment, health and safety, disabled or handicapped persons.

                 "Lease" means a lease agreement in the form set forth on Exhibit G attached hereto and made a part hereof, which shall be executed and delivered by Seller and Purchaser at the Closing, and pursuant to the terms of which Purchaser shall lease the Property to Seller following the Closing.





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
                 "Lease Assignment" means an Assignment of Rents and Leases substantially in the form of Exhibit H attached hereto, to be executed by Seller to Purchaser at Closing, pursuant to the terms of which (i) Seller shall absolutely and unconditionally assign to Purchaser all of its right, title and interest in and to the Tenant Leases, and (ii) Seller shall assign to Purchaser the Credit Enhancements, if any, as security for the obligations of Seller under the Lease, and any other obligation of Seller to Purchaser.

                 "Party" or "Parties" have the meanings set forth in the preamble to this Agreement.

                 "Permits" means all permits, licenses, approvals, entitlements, notifications, determinations and other governmental and quasi-governmental authorizations including, without limitation, certificates of occupancy, required in connection with the ownership, planning, development, construction, use, operation or maintenance of the Property. As used herein, "quasi-governmental" shall include the providers of all utilities services to the Property.

                 "Permitted Exceptions" means those title exceptions or defects which are approved in writing by Purchaser pursuant to Article V of this Agreement.

                 "Property" means, collectively, the Land and all rights, titles, and appurtenant interests, the Credit Enhancements, the Improvements, the Fixtures, the Intangible Property, the Warranties, the Business Agreements, the Engineering Documents and the Tenant Leases. As used in the foregoing, "appurtenant interests" shall mean those interests which pass by operation of law with the conveyance of the fee simple estate in the Land and Improvements.

                 "Purchase Price" means an amount equal to $2,300,000.00.

                 "Real Property" means the Land, the Improvements and the Fixtures.

                 "Review Period" has the meaning set forth in Section 5.2.

                 "Search Reports" means the initial reports of searches made of the Uniform Commercial Code Records of the County in which the Property is located, and of the office of the Secretary of State of the State in which the Property is located, which searches shall reflect that none of the Property is encumbered by liens. The Search Reports shall be updated, at Seller's expense, at or within one week prior to Closing.

                 "Seller's Personal Property" means all machinery, equipment, furniture, furnishings, beds, computers, signage, trade fixtures or other personal property and consumable inventory and supplies used or useful in the business of the Seller operated on the Property, except for the Property, all as more fully set forth on Exhibit I attached hereto.

                 "Sublease" means a sublease agreement in the form set forth on Exhibit J attached hereto and made a part hereof, which shall be executed and delivered by Seller, as sublessor, and Sublessee, as sublessee, at the Closing, and pursuant to the terms of which Seller shall sublease the Property to Sublessee following the Closing.

                 "Sublessee" means Miami Rehabilitation Institute, Ltd., an Alabama limited partnership.





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
                 "Survey" means a current "as-built" ALTA survey, certified to ALTA requirements, prepared by an engineer or surveyor licensed in the State in which the Land is located acceptable to Purchaser, which shall: (a) include a legal description of the Land by metes and bounds (which shall include a reference to the recorded plat, if any), and a computation of the area comprising the Land in both acre, gross square feet and net square feet (to the nearest one-hundredth of said respective measurement); (b) accurately (upon Seller's belief, without inquiry) show the location on the Land of all improvements, building and set-back lines, fences, evidence of abandoned fences, ponds, creeks, streams, rivers, officially designated 100-year flood plains and flood prone areas, canals, ditches, easements, roads, rights-of-way and encroachments; (c) be certified to the Purchaser, the Title Company, and any third-party lender designated by Purchaser; (d) legibly identify any and all recorded matters shown on the Title Commitment or on said survey by appropriate volume and page recording references and the survey shall show the location of all adjoining streets; and (e) be satisfactory to the Title Company so as to permit it to amend the standard exception for area and boundaries in the Title Policy.

                 "Tenant" means the lessees or tenants under the Tenant Leases, if any.

                 "Tenant Leases" means all leases, subleases (including the Sublease) and other rental agreements, if any, (written or verbal, now or hereafter in effect) that grant a possessory interest in and to any space in the Improvements or that otherwise have rights with regard to the use of the Land or Improvements, and all Credit Enhancements, if any, held in connection therewith.

                 "Title Commitment" means a current commitment issued by the Title Company to the Purchaser pursuant to the terms of which the Title Company shall commit to issue the Title Policy to Purchaser in accordance with the provisions of this Agreement, and reflecting all matters which would be listed as exceptions to coverage on the Title Policy.

                 "Title Company" means First American Title Insurance Company, whose address is 6065 Roswell Road, N.E., Suite 120, Atlanta, Georgia 30328-4011, Attention: Mr. Rob Reeder.

                 "Title Policy" means an ALTA Extended Coverage Owner's Policy of Title Insurance (1970 Form B - 1990 revision), together with such endorsements thereto as are reasonably and customarily required by institutional purchasers of real property similar to the Property, with liability in the amount of the Purchase Price, dated as of the Closing Date, issued by the Title Company, insuring title to the fee interest in the Real Property in Purchaser, subject only to the Permitted Exceptions and to the standard printed exceptions included in the ALTA standard form owner's extended coverage policy of title insurance, with the following modifications: (a) the exception for areas and boundaries shall be deleted; (b) the exception for ad valorem taxes shall reflect only taxes for the current and subsequent years;
(c) any exception as to parties in possession shall be limited to rights of tenants in possession, as tenants only, pursuant to the Lease and the Tenant Leases; (d) there shall be no general exception for visible and apparent easements or roads and highways or similar items (with any exception for visible and apparent easements or roads and highways or similar items to be specifically referenced to and shown on the Survey and also identified by applicable recording information); and (e) all other exceptions shall be modified or endorsed in a manner reasonably acceptable to Purchaser.

                 "Warranties" means all warranties, representations and guaranties with respect to the Property, whether express or implied, which Seller now holds or under which Seller is the beneficiary, including, without limitation, all of the representations, warranties and guaranties given and/or assigned to Seller under the Tenant Leases.





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
                                   ARTICLE II
                     AGREEMENTS TO SELL, PURCHASE AND LEASE

                 2.1 AGREEMENT TO SELL AND PURCHASE. On the Closing Date, Seller shall sell, convey, assign, transfer and deliver to Purchaser and Purchaser shall purchase, acquire and accept from Seller, the Property, for the Purchase Price and subject to the terms and conditions of this Agreement. To the extent permitted or required by law, Seller shall assign to Purchaser all of Seller's right, title and interest in and to the Permits.

                 2.2 AGREEMENT TO LEASE. On the Closing Date, and subject to performance by the Parties of the terms and provisions of this Agreement, Purchaser shall lease to Seller and Seller shall lease from Purchaser, the Property at the rental and upon the terms and conditions set forth in the Lease.

                                  ARTICLE III
                                 PURCHASE PRICE

                 3.1 PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid by Purchaser delivering to the Title Company at the Closing a wire transfer or other immediately available funds payable to the order of the Title Company in the amount of the Purchase Price, subject to adjustment as provided in Article IX hereof.

                 3.2 INDEPENDENT CONSIDERATION. Within three Business Days following the Effective Date, Purchaser shall deliver to the Title Company, in funds immediately forfeitable to Seller, the Independent Consideration, as independent consideration for any option granted to Purchaser by Seller herein, and based upon such consideration and the mutual covenants of Seller and Purchaser contained herein, Seller hereby agrees that any such option granted Purchaser is irrevocable and Seller shall not terminate said option without the prior written consent of Purchaser, except as may be expressly provided for herein.

                                   ARTICLE IV
                  ITEMS TO BE FURNISHED TO PURCHASER BY SELLER

                 4.1 DUE DILIGENCE MATERIALS. Within 15 days after the Effective Date, Seller shall deliver to Purchaser or make available to Purchaser at the Property for its review the following items:

                 (a) True, correct, complete and legible copies of all Tenant Leases, Business Agreements, Warranties, Permits, and Engineering Documents;

                 (b) A true, correct, complete and legible rent roll of all existing Tenant Leases, if any, setting forth with respect to each of the Tenant Leases: (i) the premises covered; (ii) the date of such Tenant Lease and all amendments and modifications thereto; (iii) the name of the Tenant, licensee or occupant; (iv) the term, including specification of the commencement date and the termination date; (v) the rents; (vi) the nature and amount of the security deposits thereunder; if any (vii) options to renew or extend contained in any of the Tenant Leases; (viii) the status of Tenant improvements to be performed by Seller; and

                 (c)      An inventory of the Seller's Personal Property;

                 (d) True, correct, complete and legible copies of the following items:

                          (i) tax statements or assessments for all real estate and personal property taxes assessed against the Property for the current and the prior two calendar years;

                          (ii) all existing fire and extended coverage insurance policies and any other insurance policies pertaining to the Property;

                          (iii) all instruments evidencing, governing or securing the payment of any loans secured by the Property or related thereto;

                          (iv)    unaudited balance sheets and income
                 statements of the Seller for 1991, 1992 and 1993, certified as correct to the best knowledge of an officer or managing general partner of Seller, as the case may be;

                          (v) all environmental studies or impact reports relating to the Property in possession or control of Seller, if any, and any approvals, conditions, orders or declarations issued by any governmental authority relating thereto (such studies and reports shall include, but not be limited to, reports indicating whether the Property is or has been contaminated by Hazardous Materials); and

                          (vi) all litigation files, if any, with respect to any pending litigation and claim files for any claims made or threatened, the outcome of which might have a material adverse effect on the Property or the use and operation of the Property.

                 4.2 DUE DILIGENCE REVIEW. During the Review Period Purchaser shall be entitled to review the Due Diligence Materials delivered or made available by Seller to Purchaser pursuant to the provisions of Section 4.1 above. If Purchaser shall, for any reason in Purchaser's sole discretion, disapprove or be dissatisfied with any aspect of such information, or the Property, then Purchaser shall be entitled to terminate this Agreement by giving written notice thereof to Seller on or before the expiration of the Review Period, whereupon this Agreement shall automatically be rendered null and void, all moneys which have been delivered by Purchaser to Seller or the Title Company (other than the Independent Consideration) shall be immediately returned to Purchaser and thereafter neither Party shall have any further obligations or liabilities to the other hereunder. Alternatively, Purchaser may give written notice setting forth any defect, deficiency or encumbrance and specify a time within which Seller may remedy or cure such matter (before or after the expiration of the Review Period). If any defect, deficiency or encumbrance, so noticed, is not satisfied or resolved to the satisfaction of Purchaser, in Purchaser's sole discretion, within the time period specified in such written notice, this Agreement shall automatically terminate as provided in this section. If no such notice is timely given, then Purchaser shall be deemed to have waived its right to so terminate. Also, Purchaser shall treat the Due Diligence Materials as confidential and shall use them solely for the purpose of evaluating the Property. If this Agreement is terminated, Purchaser shall promptly redeliver to Seller all Due Diligence Materials and shall not retain any copies, extracts or other reproductions in whole or in part of the Due Diligence Materials.

                                   ARTICLE V
                                TITLE AND SURVEY

                 5.1 TITLE COMMITMENT, EXCEPTION DOCUMENTS AND SURVEY. Within 15 days after the Effective Date, Seller shall deliver or cause to be delivered to Purchaser, the Title Commitment, Exception Documents, Survey, and Search Reports.

                 5.2 REVIEW PERIOD. Purchaser shall have the right to review the Title Commitment, Exception Documents, Search Reports and Survey for a period of 30 days from the date of Purchaser's receipt of the last of such items (the "Review Period"). In the event any matters appear therein that are unacceptable to Purchaser, Purchaser shall, within the Review Period notify Seller in writing of such fact. Upon the expiration of said Review Period, Purchaser shall be deemed to have accepted all exceptions to title referenced in the Title Commitment and all matters shown on the Survey except for matters which are the subject of a notification made under the preceding sentence, and such accepted exceptions shall be included in the term "Permitted Exceptions" as used herein; provided that in no event shall any of the items listed on Schedule B-1 or C of the Title Commitment constitute Permitted Exceptions for purposes hereof. In the event that Purchaser objects to any such matters within the Review Period, Seller shall have 30 days from receipt of such notice within which to eliminate or modify any such unacceptable exceptions or items. In the event that Seller is unable or unwilling to eliminate or modify such unacceptable items to the satisfaction of Purchaser on or before the expiration of said 30-day period, Purchaser may either (a) waive such objections and accept title to the Property subject to such unacceptable items (which items shall then be deemed to constitute part of the "Permitted Exceptions"), or (b) terminate this Agreement by written notice to Seller, whereupon this Agreement shall automatically be rendered null and void, all moneys which have been delivered by Purchaser to Seller or the Title Company (other than the Independent Consideration) shall be immediately returned to Purchaser, and thereafter neither Party shall have any further obligations or liabilities to the other hereunder.

                 5.3 ADDITIONAL EXCEPTIONS. In the event that at any time the Title Commitment, Exception Documents, Survey or Search Reports are modified (other than the deletion or elimination of any item as to which Purchaser has made an objection), Purchaser shall have the right to review and approve or disapprove any such modification and to terminate this Agreement in the event that Seller is unable or unwilling to eliminate any such matters to the satisfaction of Purchaser in accordance with the provisions of Section 5.2 above, except that Purchaser's Review Period as to such additional items shall be for a period expiring on the date that is the earlier to occur of (a) 15 days following the date of Purchaser's receipt of such modification, and (b) the Closing Date, and all other time periods referred to in Section 5.2 shall expire on the date that is the earlier of (i) the final day of the specified time period as set forth therein, and (ii) the Closing Date.

                                   ARTICLE VI
             REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS

                 6.1 REPRESENTATIONS AND WARRANTIES OF SELLER. To induce Purchaser to enter into this Agreement and to purchase the Property, Seller represents and warrants to Purchaser, to the best of its knowledge, as follows:

                 (a) Pursuant to Section 5.2 hereof, Seller has and at the Closing Seller will have, and will convey, transfer and assign to Purchaser, good, marketable, fee simple and insurable title to the Land, free and clear of any deeds of mortgages, liens, encumbrances, leases, tenancies, licenses, chattel mortgages, conditional sales agreements, security interests, covenants, conditions, restrictions, judgments, rights-of-way, easements, encroachments and any other matters affecting title or use of the Property.

                 (b) Seller has duly and validly authorized and executed this Agreement, and has right, title, power and authority to enter into this Agreement and, at Closing, to consummate the actions provided for herein, and the joinder of no person or entity will be necessary to convey the Property fully and completely to Purchaser at Closing and to lease the Property from Purchaser following Closing. The execution by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby do not, and at the Closing will not, result in a breach of any of the terms or provisions of, or constitute a default or a condition which upon notice or lapse of time or both would ripen into a default under any indenture, agreement, instrument or obligation to which Seller is a party or by which the Property or any portion thereof is bound; and does not and at the Closing will not, constitute a violation of any order, rule or regulation applicable to Seller or any portion of the Property of any court or of any federal or state or municipal regulatory body or administrative agency or other governmental body having jurisdiction over Seller or any portion of the Property.

                 (c) Without the benefit of any independent investigation or estoppel certificates from any of the Tenants, there are no adverse or other parties in possession of the Property or of any part thereof except the property manager, Seller and Tenants, if any, under valid and effective Tenant Leases delivered to Purchaser pursuant to this Agreement. No party has been granted any license, lease or other right relating to the use or possession of the Property, except Tenants under Tenant Leases which have been delivered to Purchaser pursuant to this Agreement.

                 (d) Each Tenant Lease, if any, furnished to Purchaser pursuant to this Agreement is in full force and effect and has not been materially amended, modified or supplemented in any way that has not been disclosed to Purchaser in writing. The Tenant Leases, if any, furnished to Purchaser pursuant to this Agreement constitute all material written and oral agreements of any kind for the leasing, rental or occupancy of any portion of the Property. No material default or breach on the part of the Seller as landlord or Tenant exists under any of the Tenant Leases. All material Tenant improvements, repairs and other work and obligations, if any, then required to be performed by the landlord under each of the Tenant Leases will be fully performed and paid for in full on or prior to the Closing. Seller has not, except as disclosed to Purchaser in writing, accepted the payment of rent or other sums due under any of the Tenant Leases for more than one month in advance.

                 (e) None of the Tenant Leases and none of the rents or other charges payable thereunder, if any, have been assigned, pledged or encumbered by Seller.

                 (f) No brokerage or leasing commissions or other compensation will be due or payable to any person, firm, corporation or other entity with respect to, or on account of, any Tenant Lease or any extensions or renewals thereof, if any, excepting those agreements entered into or accepted in writing by Purchaser.

                 (g) No notice has been received by Seller and Seller is not aware of any person having received notice from any insurance company that has issued a policy with respect to any portion of the Property or from any board of fire underwriters (or other body exercising similar functions), claiming any defects or deficiencies or requiring the performance of any repairs, replacements, alterations or other work. No notice has been received by Seller from any issuing insurance company that any of such policies will not be renewed, or will be renewed only at a higher premium rate than is presently payable therefor, except as disclosed to and accepted by Purchaser in writing.

                 (h) No pending condemnation, eminent domain, assessment or similar proceeding or charge affecting the Property or any portion thereof exists. Seller has not received any notice of a proposed increase in the assessed valuation of the Property.

                 (i) All of the Improvements (including all utilities) have been substantially completed and installed and are being used in substantial accordance with all applicable Laws, including the plans and specifications approved by the governmental authorities having jurisdiction to the extent applicable. Permanent certificates of occupancy, all licenses, permits, authorizations and approvals required by all governmental authorities having jurisdiction, and the requisite certificates of the local board of fire underwriters (or other body, exercising similar functions) have been issued for the Improvements, all of the same will be in full force and effect. The Improvements, as designed and constructed, comply materially with all statutes, restrictions, regulations and ordinances applicable thereto.

                 (j) The existing water, sewer, gas and electricity lines, storm sewer and other utility systems on the Land are adequate to serve the utility needs of the Property. All utilities required for the operation of the Improvements will enter the Land through adjoining public streets or through adjoining private land in accordance with valid public or private easements that will inure to the benefit of Purchaser. All approvals, licenses and permits required for said utilities have been obtained and are in force and effect. All of said utilities are installed and operating, all installation and connection charges have been paid in full, and the right to the return of any deposit or contribution in connection therewith shall inure to Purchaser.

                 (k) There are no material structural defects in any of the buildings or other Improvements constituting the Property. The Improvements, all heating, electrical, plumbing and drainage at, or servicing, the Property and all facilities and equipment relating thereto are in reasonably good condition and working order and adequate in quantity and quality for the normal operation of the Property. No part of the Property has been destroyed or damaged by fire or other casualty. There are no unsatisfied requests for repairs, restorations or alterations with regard to the Property from any Tenant, lender, insurance provider or governmental authority.

                 (l) No work has been performed or is in progress at the Property, and no materials will have been delivered to the Property that might reasonably be expected to provide the basis for a mechanic's, materialmen's or other lien against the Property or any portion thereof.

                 (m) There will exist no material service contracts, management or other agreements applicable to the Property other than the Business Agreements furnished to Purchaser pursuant to Section 4.1. There are no material agreements or understandings (whether oral or written) with respect to the Property or any portion thereof, to which Seller is a party, other than those delivered to Purchaser pursuant to Section 4.1

                 (n) No default or breach exists under any of the Business Agreements, or any of the covenants, conditions, restrictions, rights-of-way or easements affecting the Property or any portion thereof.

                 (o) There are no actions, suits or proceedings pending or threatened against or affecting the Property or any portion thereof, any of the Tenant Leases or relating to or arising out of the ownership, or by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality, other than those disclosed to Purchaser pursuant to Section 4.1. All judicial proceedings concerning the Property will be finally dismissed and terminated prior to Closing.

                 (p) The Property has free and unimpeded access to presently existing public highways and/or roads (either directly or by way of perpetual easements), and all approvals necessary therefor have been obtained and in full force and effect. No fact or condition exists which would result in the termination of the current access from the Property to any presently existing public highways and/or roads adjoining or situated on the Property.

                 (q) There are no attachments, executions, assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy or under any other debtor relief laws contemplated by or pending or, threatened against Seller or the Property.

                 (r) Other than with respect to activities in connection with or conditions arising strictly from customary and ordinary use or maintenance of the Property by Seller and Tenants in full compliance with any or all Hazardous Materials Law, Seller is unaware of (i) any Hazardous Materials installed, used, generated, manufactured, treated, handled, refined, produced, processed, stored or disposed of, or otherwise on or under the Property; (ii) any activity being undertaken on the Property which could cause
(a) the Property to become a hazardous waste treatment, storage or disposal facility within the meaning of any Hazardous Materials Law, (b) a release or threatened release of Hazardous Materials from the Property within the meaning of any Hazardous Materials Law or (c) the discharge of Hazardous Materials into any watercourse, body of surface or subsurface water or wetland, or the discharge into the atmosphere of any Hazardous Materials which would require a permit under any Hazardous Materials Law; (iii) any activity undertaken with respect to the Property which would cause a violation or support a claim under any Hazardous Materials Law; (iv) any investigation, administrative order, litigation or settlement with respect to any Hazardous Materials, being threatened or in existence with respect to the Property; (v) any notice being served on Seller from any entity, governmental body or individual claiming any violation of any Hazardous Materials Law, or requiring compliance with any Hazardous Materials Law, or demanding payment or contribution for the environmental damage or injury to natural resources. Seller has not obtained and is not required to obtain, and Seller has no knowledge of any reason Purchaser will be required to obtain, any permits, licenses, or similar authorizations to occupy, operate or use the Improvements or any part of the Property by reason of any Hazardous Materials Law.

                 (s) The Purchase Price is being allocated to the Real Property and the portion of the Property which is considered to be personal property as set forth on Exhibit K attached hereto.

                 (t) No certificate of need or approval or consent from any governmental authority is necessary or appropriate for Seller's use of the property.

                 (u) All documents and information delivered by Seller to Purchaser pursuant to the provisions of this Agreement are materially true, correct and complete as of the date hereof and will be correct and complete as of the Closing Date, except as set forth in this Agreement and in the disclosure schedule accompanying this Agreement and initialled by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered paragraphs in this Section 6.1 and
Section 6.3. From time to time after the execution of this Agreement until the Closing, Seller shall deliver to Purchaser one or more supplemental schedules setting forth all changes in the schedules, and in previously delivered supplemental schedules, if any, and in any of the representations and warranties made herein whether or not previously modified by a schedule, arising out of matters discovered or occurring prior to the Closing. Purchaser and its counsel shall have 30 days to object in writing to any material information in any supplemental schedule; failure by Purchaser to notify Seller within such 30-day period of any objection to information provided in the supplemental schedule prior to the Closing shall be deemed to be approval thereof.

                 6.2 INDEMNITY OF SELLER. Subject to the provisions provided hereafter limiting the liability of Seller, Seller hereby agrees to indemnify and defend, at its sole cost and expense, and hold Purchaser, its successors and assigns, harmless from and against and to reimburse Purchaser with respect to any and all claims, demands, actions, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and court costs) of any and every kind or character, known or unknown, fixed or contingent, asserted against or incurred by Purchaser at any time and from time to time by reason of or arising out of (a) the breach of any representation or warranty of Seller set forth in this Agreement, (b) the failure of Seller, in whole or in part, to perform any obligation required to be performed by Seller pursuant to Section 6.1 or (c) except for the matters disclosed herein or in the Disclosure Schedule the ownership, construction, occupancy, operation, use and maintenance of the Property prior to the Closing Date. This obligation of indemnity shall remain in effect only for the term of the Lease, but notwithstanding such limitation, otherwise it shall be without limitation with respect to the violation on or before the Closing Date of any Hazardous Material Law in effect on or before the Closing Date and any and all matters arising out of any act, omission, event or circumstance existing or occurring on or prior to the Closing Date (including, without limitation, the presence on the Property or release from the Property of Hazardous Materials disposed of or otherwise released prior to the Closing Date) which results in a violation of a Hazardous Materials Law, regardless of whether the act, omission, event or circumstance constituted a violation of any Hazardous Materials Law at the time of its existence or occurrence. The provisions of this Section 6.2 shall survive the Closing of the transaction contemplated by this Agreement and shall continue thereafter in full force and effect for the benefit of Purchaser, its successors and assigns. However, notwithstanding any provision of this Agreement to the contrary, Purchaser may exercise any right or remedy Purchaser may have at law or in equity should Seller fail to meet, comply with or perform its indemnity obligations required by this Section 6.2.

                 6.3 COVENANTS OF SELLER. Seller covenants and agrees with Purchaser, from the Effective Date until the Closing or earlier termination of this Agreement:

                 (a) Seller shall not collect rents in advance for more than one month.

                 (b) Upon reasonable notice as to time by Purchaser to Seller or any Tenant affected thereby, subject to the provisions of any of the Tenant Leases, Purchaser shall be entitled to make all inspections or investigations desired by Purchaser with respect to the Property or any portion thereof, and, subject to the Tenant Leases and any security requirements, shall have complete physical access to the Property and each of the leased premises located thereon, which access shall not unreasonably interfere with Tenants in possession. Seller and any Tenant affected thereby shall have the right to have one or more representatives present at any such inspection or investigation. Purchaser agrees to (i) repair any damages to the Property resulting from its inspection, (ii) prevent any liens from being filed against the Property resulting from such inspections, and (iii) indemnify Seller from any and all Claims by Purchaser arising out of such inspections.

                 (c) Seller shall cause to be maintained in full force fire and extended coverage insurance upon the Property and public liability insurance with respect to damage or injury to persons or property occurring on or relating to operation of the Property in substantially the amounts as are maintained by Seller on the date of this Agreement.

                 (d) Seller shall pay when due all bills and expenses of the Property. Seller shall not voluntarily enter into or assume any new contracts or obligations with regard to the Property which are in addition to or different from those furnished and disclosed to Purchaser and reviewed and approved pursuant to Section 4.1 other than any which may be terminated upon not more than 30 days prior notice or any providing for a term of 12 months or less and an annual payment of not more than $10,000.00.

                 (e) Seller shall not create or voluntarily permit to be created any liens, easements or other encumbrances affecting any portion of the Property or the uses thereof without the prior written consent of Purchaser.

                 (f) Seller will pay, as and when due, all interest and principal and all other charges payable under any indebtedness secured by the Property of Seller from the date hereof until Closing and will not knowingly suffer or permit any material default or amend or modify the documents evidencing or securing any such indebtedness of Seller to institutional lenders without the prior consent of Purchaser.

                 (g) Seller will: (i) give to Purchaser, its attorneys, accountants and other representatives, during normal business hours and as often as may be requested, full access to the Property and to all books, records and files (but excluding information which may be protected by the attorney-client privilege) relating to the Property; provided that Purchaser will not interfere with the business operations of any of the Tenants or subject Seller to unreasonable expense not expressly contemplated by this Agreement; (ii) furnish to Purchaser all information concerning the Property which the Purchaser, its attorneys, accountants or other representatives will reasonably request; and (iii) furnish to Purchaser, to the extent readily available to Seller, all information necessary for an audit to be conducted with respect to the operations of the Property for the 36-month period preceding the Closing, including, without limitation, the general ledger, check register, cash receipts and disbursement journals, bank statements, rent rolls, Tenant Leases, invoices relating to direct operating expenses, ad valorem tax statements, payroll records, schedule of accounts payable, schedule of accounts receivable; and (iv) cooperate with Purchaser in the conducting of such audit to the extent that it does not materially interfere with Seller's business or require any substantial out-of-pocket expense and will deliver to the accountants conducting such audit such information known to Seller as may be reasonably required addressing, among other things, any irregularities or undisclosed claims or liabilities that could have a material effect on the results of the audit. Any information furnished to Purchaser hereunder shall be subject to the confidentiality provisions contained in Section 4.2.

                 (h) Seller shall not remove any of the Seller's Personal Property from the Land or Improvements which is necessary for the operation of the Property as it is currently being used without replacing same with substantially similar items of equal or greater value.

                  6.4 REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER. Purchaser represents and warrants to Seller that:

                 (a) Purchaser has duly and validly authorized and executed this Agreement, and has full right, power and authority to enter into this Agreement and to consummate the actions provided for herein, and the joinder of no person or entity will be necessary to purchase the Property from Seller at Closing, and to lease the Property to Seller following Closing.

                 (b) The execution by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated herein do not, and at the Closing will not, result in any breach of any of the terms or provisions of or constitute a default or a condition which upon notice or lapse of time or both would ripen into a default under any indenture, agreement, instrument or obligation to which Purchaser is a party; and does not constitute a violation of any order, rule or regulation applicable to

Purchaser or any portion of the Property of any court or of any federal or state or municipal regulatory body or administrative agency or other governmental body having jurisdiction over Purchaser.

                 (c) Purchaser shall have made its own investigation regarding anticipated future Property performance, revenues, profits and expenses and shall not rely on any performance, revenue, profit or expense projections, forecasts or predictions relating to the Property provided by or on behalf of Seller; provided that the foregoing provision shall in no way lessen or diminish the obligation of Seller to furnish true and correct copies of the Due Diligence Materials to Purchaser as provided under Article IV hereof.

                 (d) Purchaser shall indemnify and hold Seller harmless from and against any claims for any brokerage fee or commission, finder's fee or financial advisory fee arising from or related to the transactions contemplated by this Agreement and which is asserted by any person or entity claiming to have acted as agent or a representative of Purchaser.

                 (e) All documents and information delivered by Purchaser to Seller pursuant to the provisions of this Agreement are true, correct and complete as of the date hereof and will be correct and complete as of the Closing Date, except as set forth in this Agreement and in the Disclosure Schedule. From time to time after the execution of this Agreement until the Closing, Purchaser shall deliver to Seller one or more supplemental schedules setting forth all changes in the schedules, and in previously delivered supplemental schedules, if any, and in any of the representations and warranties made herein whether or not previously modified by a schedule, arising out of matters discovered or occurring prior to the Closing. Seller and its counsel shall have 30 days to object in writing to any material information in any supplemental schedule; failure by Seller to notify Purchaser within such 30-day period of any objection to information provided in the supplemental schedule prior to the Closing shall be deemed to be approval thereof.

                                  ARTICLE VII
             CONDITIONS TO THE PURCHASER'S AND SELLER'S OBLIGATIONS

                 7.1 CONDITIONS TO THE PURCHASER'S OBLIGATIONS. The obligations of Purchaser to purchase the Property from Seller and to consummate the transactions contemplated by this Agreement are subject to the satisfaction, as of the Closing, of each of the following conditions:

                 (a) All of the representations and warranties of Seller set forth in this Agreement shall be true as of the Closing in all material respects except for changes expressly permitted or contemplated by the terms of this Agreement.

                 (b) Seller shall have delivered, performed, observed and complied in all material respects with, all of the items, instruments, documents, covenants, agreements and conditions required by this Agreement to be delivered, performed, observed and complied with by Seller prior to, or as of, the Closing.

                 (c) Neither Seller nor any Tenant shall be in receivership or dissolution proceedings or have made any assignment for the benefit of creditors, or admitted in writing its inability to pay its debts as they mature, or have been adjudicated as bankrupt, or have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state and no such petition shall have been filed against it.

                 (d) No material or substantial change shall have occurred with respect to the condition, financial or otherwise, of the Property or the Seller.

                 (e) Neither the Property nor any part thereof or interest therein shall have been taken by execution or other process of law in any action prior to Closing.

                 (f) Seller shall have obtained and delivered to Purchaser a current report, dated no more than ten days prior to this Agreement, from a licensed pest control company reasonably acceptable to Purchaser, and which must show the Property to be free of all termite, or other destructive insect and pest infestation, dry rot, fungus or other destructive agency infestation.

                 (g) Purchaser shall be reasonably satisfied with its inspection of the Property with respect to the physical condition thereof by agents or contractors selected by Purchaser.

                 (h) Purchaser shall have received, in form acceptable to Purchaser, evidence of compliance by the Property with all Permits required as of the Effective Date hereof and such other Permits as may be necessary or appropriate for the operation of the Property for the current and intended use and for the transactions contemplated by this Agreement and the Lease.

                 (i) All necessary approvals, consents, estoppel certificates and the like of third parties to the validity and effectiveness of the transactions contemplated hereby shall have been obtained.

                 (j) Purchaser shall be reasonably satisfied that the Property is sufficient and adequate for Seller to carry on the business now being conducted thereon and that the Property is in good condition and repair as reasonably required for the proper operation and use thereof in compliance with applicable Laws and the requirements of applicable accreditation and licensing authorities.

                 (k) Purchaser (or Purchaser's corporate parent company) shall have been successful in causing the formation of a real estate investment trust whose interests have been sold to the public and in connection therewith has raised capital in an amount not less than $100,000,000.00 (the "IPO").

                 (l) Purchaser shall be satisfied with all matters regarding title and survey pursuant to Article V hereof.

                 (m) The Purchaser shall have obtained an environmental site assessment report covering the Property in form and content acceptable to Purchaser.

                 (n) No portion of the Property shall have been destroyed by fire or casualty.

                 (o) No condemnation, eminent domain or similar proceedings shall have been commenced or threatened with respect to any portion of the Property.

                 (p) Purchaser shall have received an appraisal satisfactory to Purchaser in all respects, including without limitation, a fair market value substantially equivalent to the Purchase Price.

                 (q) Seller shall have provided such representations, warranties and consents as may be reasonably required by the United States Securities and Exchange Commission in connection with the IPO, including but not limited to inclusion of financial statements, financial information and other required information concerning Seller, or any affiliate in any United States Securities and Exchange Commission filings.

                 7.2 FAILURE OF CONDITIONS TO PURCHASER'S OBLIGATIONS. In the event any one or more of the conditions to Purchaser's obligations are not satisfied in whole or in part as of the Closing, Purchaser, at Purchaser's option, shall be entitled to: (a) terminate this Agreement by giving written notice thereto to Seller, whereupon all moneys which have been delivered by Purchaser to Seller or the Title Company (other than the Independent Consideration) shall be immediately refunded to Purchaser and neither Purchaser nor Seller shall have any further obligations or liabilities hereunder; (b) waive such failure of condition and proceed to Closing hereunder; or (c) pursue such other remedies as may be available to Purchaser.

                 7.3 CONDITIONS TO SELLER'S OBLIGATIONS. The obligations of Seller to sell the Property to Purchaser and to consummate the transactions contemplated by this Agreement are subject to the satisfaction, as of the Closing Date, of each of the following conditions:

                 (a) The representations and warranties of Purchaser contained herein shall be in all material respects true and accurate as of the Closing Date.

                 (b) Purchaser shall have delivered, performed, observed and complied in all material respects with all of the items, instruments, documents, covenants, agreements and conditions required by this Agreement to be delivered, performed, observed and complied with by Purchaser as of the Closing Date.

                 (c) No statute, rule, regulation, order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or United States governmental authority which prohibits the consummation of the transactions contemplated by this Agreement.

                 (d) All action required to be taken by the Purchaser to authorize the execution, delivery, and performance of this Agreement and the other agreements or documents related hereto, and the consummation of the transactions contemplated hereby, shall have been duly and validly taken.

                 (e) Seller shall have received duly executed copies of all required Permits and/or necessary consents and approvals in form and substance satisfactory to Seller of third parties to the validity and effectiveness of the transactions contemplated by this Agreement.

                 7.4 FAILURE OF CONDITIONS TO SELLER'S OBLIGATIONS. In the event any one or more of the conditions to Seller's obligations are not satisfied in whole or in part as of the Closing, Seller, at Seller's option, shall be entitled to: (a) terminate this Agreement by giving written notice thereto to Purchaser, whereupon all moneys which have been delivered by Purchaser to Seller or the Title Company (other than the Independent Consideration) shall be immediately refunded to Purchaser and neither Purchaser nor Seller shall have any further obligations or liabilities hereunder; or (b) waive such failure of conditions and proceed to Closing hereunder.

                                  ARTICLE VIII
                     PROVISIONS WITH RESPECT TO THE CLOSING

                 8.1 SELLER'S CLOSING OBLIGATIONS. Seller and Purchaser shall enter into a mutually acceptable escrow agreement (the "Escrow Agreement") with the Title Company prior to the Closing. The Escrow

Agreement will require the Title Company to close the transaction contemplated hereby in escrow pending closing of and funding under the IPO; provided that the Closing shall occur no later than June 30, 1994. Upon execution of the Escrow Agreement, Seller shall furnish and deliver to the Title Company for delivery to Purchaser, pursuant to instructions to be set forth in the Escrow Agreement, the following:

                 (a) The Deed, Title Commitment obligating the Title Company to issue the Title Policy subject only to the Permitted Exceptions, Bill of Sale, Certificate of Non-Foreign Status, Closing Certificate, the Sublease the Lease Assignment and the Lease, each duly executed and acknowledged by Seller, or Sublessee, as the case may be.

                 (b) An affidavit, agreement and indemnity executed by Seller and dated as of the Closing Date, stating that there are no unpaid debts for any work that has been done or materials furnished to the Property prior to and as of Closing and stating that Seller shall indemnify, save and protect Purchaser and its assigns harmless from and against any and all Claims, including courts costs and reasonable attorneys' fees related thereto, arising out of, in connection with, or resulting from the same, up to and including the Closing Date, in form and substance mutually acceptable to Seller and Purchaser.

                 (c) Certificates of casualty and fire insurance for the Property as required pursuant to the Lease showing Purchaser as additional insured and loss payee thereunder, with appropriate provisions for prior notice to Purchaser in the event of cancellation or termination of such policies.

                 (d) Updated Search Reports, dated not more than ten days prior to Closing, evidencing no UCC-1 Financing Statements or other filings in the name of Seller with respect to the Property.

                 (e) Such affidavits, certificates or letters of indemnity as the Title Company shall reasonably require in order to omit from its insurance policy all exceptions for unfiled mechanic's, materialman's or similar liens.

                 (f) Any and all transfer declarations or disclosure documents, duly executed by the appropriate parties, required in connection with the Deed by any state, county or municipal agency having jurisdiction over the Property or the transactions contemplated hereby.

                 (g) Such instruments or documents as are necessary, or reasonably required by Purchaser or the Title Company, to evidence the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the purchase and sale transaction contemplated hereby.

                 (h) Such other documents as are reasonably required by the Title Company to carry out the provisions of the Escrow Agreement.

                 8.2 PURCHASER'S CLOSING OBLIGATIONS. Upon the execution of the Escrow Agreement, Purchaser shall deliver to the Title Company for delivery to Seller, pursuant to the terms of the Escrow Agreement, the following:

                 (a) The Lease, duly executed and acknowledged by Purchaser.

                 (b) Such instruments as are necessary, or reasonably required by Seller or the Title Company to evidence the authority of Purchaser to consummate the transactions contemplated hereby and to execute and deliver the closing documents on the Purchaser's part to be delivered.

                 (c) Such other documents as are reasonably required by the Title Company to carry out the provisions of the Escrow Agreement.

                 8.3 TITLE COMPANY'S CLOSING OBLIGATIONS. Upon the closing of the IPO and disbursement of funds thereunder, the Title Company shall deliver to Seller the Purchase Price together with the items and documents specified in Section 8.2 and to Purchaser the items and documents specified in Section 8.1. In the event the IPO does not close prior to June 30, 1994, the Title Company will return the items specified in Section 8.1 to Seller and the items specified in Section 8.2 to Purchaser, unless otherwise agreed to by the parties in writing.

                                   ARTICLE IX
                              EXPENSES OF CLOSING

                 9.1 ADJUSTMENTS. There shall be no adjustment of taxes, assessments, water or sewer charges, gas, electric, telephone or other utilities, operating expenses, employment charges, premiums on insurance policies, rents or other normally proratable items, it being agreed and understood by the Parties that the Seller shall be obligated to pay such items under the terms of the Lease.

                 9.2 CLOSING COSTS. Purchaser shall pay its own attorneys' fees. Seller shall pay all other costs of closing, including without limitation all title examination fees and premiums for the Title Policy, the Search Reports, the Survey, any environmental reports, any appraisals, any and all state, municipal or other documentary or transfer taxes payable in connection with the delivery of any instrument or document provided in or contemplated by this Agreement or any agreement or commitment described or referred to herein, and the charges for or in connection with the recording and/or filing of any instrument or document provided herein or contemplated by this Agreement or any agreement or document described or referred to herein.

                                   ARTICLE X
                              DEFAULT AND REMEDIES

                 10.1     SELLER'S DEFAULT; PURCHASER'S REMEDIES.

                 (a) Seller's Default. Seller shall be deemed to be in default hereunder upon the occurrence of any one or more of the following events: (i) any of Seller's warranties or representations set forth herein shall be untrue in any material aspect when made or at Closing; or (ii) Seller shall fail in any material respect to meet, comply with, or perform any covenant, agreement or obligation on its part required within the time limits and in the manner required in this Agreement.

                 (b) Purchaser's Remedies. In the event Seller shall be deemed to be in default hereunder Purchaser may, as its sole remedies: (i) terminate this Agreement by written notice delivered to Seller on or before the Closing; or (ii) in the event that Seller shall willfully refuse to close the sale and only in such event, enforce specific performance of this Agreement against Seller including Purchaser's reasonable costs and attorneys fees in connection therewith. It is understood and agreed that termination or specific performance as provided in (i) and (ii) above constitute Purchaser's sole remedy against Seller, and that Purchaser shall not be entitled to seek monetary damages from Seller or assert any other remedy against Seller.

                 10.2     PURCHASER'S DEFAULT; SELLER'S REMEDIES.

                 (a) Purchaser's Default. Purchaser shall be deemed to be in default hereunder upon the occurrence of any one or more of the following events: (i) any of Purchaser's warranties or representations set forth herein shall be untrue in any material respect when made or at Closing; or (ii) Purchaser shall fail in any material respect to meet, comply with, or perform any covenant, agreement or obligation on its part within the time limits and in the manner required in this Agreement.

                 (b) Seller's Remedy. In the event Purchaser shall be deemed to be in default hereunder, Seller, as Seller's sole and exclusive remedy for such default, shall be entitled to terminate this Agreement and all rights of Purchaser hereunder and to receive the Independent Consideration, it being agreed between Purchaser and Seller that such sum shall be liquidated damages for a default of Purchaser hereunder because of the difficulty, inconvenience, and uncertainty of ascertaining actual damages for such default. If Seller shall be entitled to the Independent Consideration in accordance with this Section 10.2, Purchaser agrees to deliver, on written request of Seller, such instructions as may be reasonably necessary to cause the Title Company to deliver the Independent Consideration to Seller. In such event, Purchaser will pay the costs of the Survey, Title Commitment, Search Reports, appraisals and any environmental survey, report or study.

                                   ARTICLE XI
                                 MISCELLANEOUS

                 11.1 SURVIVAL. All of the representations, warranties, covenants, agreements and indemnities (but not matters or items identified as conditions for parties' obligation to close) of Seller and Purchaser contained in this Agreement, to the extent not performed at the Closing, shall survive the Closing only to the extent provided herein and shall not be deemed to merge upon the acceptance of the Deed by Purchaser.

                 11.2 NOTICES. All notices, requests and other communications under this Agreement shall be in writing and shall be delivered in person or sent by reputable overnight delivery service, addressed as follows:

                 If to Purchaser:

                 Crescent Capital Trust, Inc.
                 One Perimeter Park South
                 Suite 335S
                 Birmingham, Alabama  35243
                 Attention:  John W. McRoberts, President

                 With a copy to:

                 Mr. Thomas A. Ansley
                 Sirote & Permutt, P.C.
                 2222 Arlington Avenue South
                 Birmingham, Alabama  35205

                 If intended for Seller:

                 HEALTHSOUTH Rehabilitation Corporation
                 Two Perimeter Park South
                 Suite 224W
                 Birmingham, Alabama  35243
                 Attention: Gerald P. Scrushy, Group Vice President,
                            Physical Resources

                 With a copy to:

                 Mr. C. Drew Demaray
                 Vice President and Counsel
                 HEALTHSOUTH Rehabilitation Corporation
                 Two Perimeter Park South
                 Suite 224W
                 Birmingham, Alabama  35243

or at such other address, and to the attention of such other person, as the parties shall give notice as herein provided. All such notices, requests and other communications shall be deemed to have been sufficiently given for all purposes hereof upon delivery in person or one day after deposit with an overnight delivery service.

                 11.3 ENTIRE AGREEMENT; MODIFICATIONS. This Agreement embodies and constitutes the entire understanding between the parties with respect to the transactions contemplated herein, and all prior or contemporaneous agreements, understandings, representations and statements (oral or written) are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the Party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

                 11.4 APPLICABLE LAW. This Agreement and the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the state in which the Property is located.

                 11.5 CAPTIONS. The captions in this Agreement are inserted for convenience of reference only and in no way define, describe, or limit the scope or intent of this Agreement or any of the provisions hereof.

                 11.6 BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal and personal representatives, successors, and assigns.

                 11.7 EXTENSION OF DATES. Notwithstanding anything to the contrary contained in this Agreement, if Seller shall fail to deliver any document or item required pursuant to any of the terms and provisions of
Article IV and/or Article V within the applicable time period required, Purchaser, at its option, shall have the right to extend the date of expiration of the Review Period, and correspondingly the date of Closing, by the number of days elapsing from the date such items were required to be delivered and the date such items were actually delivered to Purchaser; provided that Purchaser shall give Seller notice of its intent to extend such dates. Nothing herein shall diminish Seller's obligation to timely furnish such items.

                 11.8 TIME IS OF THE ESSENCE. With respect to all provisions of this Agreement, time is of the essence. However, if the first date of any period which is set out in any provision of this Agreement falls on a day which is not a Business Day, then, in such event, the time of such period shall be extended to the next day which is a Business Day.

                 11.9 WAIVER OF CONDITIONS. Any Party may at any time or times, at its election, waive any of the conditions to its obligations hereunder, but any such waiver shall be effective only if contained in a writing signed by such Party. No waiver by a Party of any breach of this Agreement or of any warranty or representation hereunder by the other Party shall be deemed to be a waiver of any other breach by such other Party (whether preceding or succeeding and whether or not of the same or similar nature), and no acceptance of payment or performance by a Party after any breach by the other Party shall be deemed to be a waiver of any breach of this Agreement or of any representation or warranty hereunder by such other Party, whether or not the first Party knows of such breach at the time it accepts such payment or performance. No failure or delay by a Party to exercise any right it may have by reason of the default of the other Party shall operate as a waiver of default or modification of this Agreement or shall prevent the exercise of any right by the first Party while the other Party continues to be so in default.

                 11.10 OFFER AND ACCEPTANCE. This Agreement shall automatically terminate at 5:00 p.m. on May 30, 1994, unless, prior to such time, Purchaser has returned to Seller, and Seller shall have returned to Purchaser, two fully-executed copies of this Agreement.

                 11.11 BROKERS. Seller hereby represents to Purchaser that Seller has not discussed this Agreement or the subject matter thereof with any real estate broker or salesman so as to create any legal rights in any such broker or salesman to claim a real estate commission or similar fee with respect to the purchase or sale of the Property. Seller agrees to defend, indemnify and hold Purchaser harmless from any and all claims for any real estate commissions, leasing fees or similar fees arising out of or in any way relating to a breach of the foregoing representation.

                 11.12 RISK OF LOSS. Until the Closing Date, the risk of loss of any portion of the Property shall be solely that of Seller. Risk of loss shall be that of Purchaser from and after the Closing Date, at which time Seller shall deliver to Purchaser possession of the Property.

                 11.13 NO ASSUMPTION OF LIABILITIES. Purchaser shall not assume any of the existing liabilities, indebtedness, commitments or obligations of any nature whatsoever (whether fixed or contingent) of Seller in respect of the Property or otherwise, except those expressly assumed herein.

                 11.14 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 EXECUTED to be effective as of the Effective Date.

                                        PURCHASER:

                                        CRESCENT CAPITAL TRUST, INC.,
                                        a Maryland corporation

                                                /s/ John W. McRoberts
                                        --------------------------------------
                                                    John W. McRoberts
                                                        President

                                        Date          May 23, 1994
                                            ---------------------------------

                                        Purchaser's Tax Identification Number:

                                                      63-115479
                                        --------------------------------------



                                        SELLER:

                                        HEALTHSOUTH REHABILITATION CORPORATION,
                                        a Delaware corporation

                                                /s/ Anthony J. Tanner
                                        --------------------------------------
                                                    Anthony J. Tanner
                                                Executive Vice President


                                        Date          May 23, 1994
                                            ---------------------------------

                                        Seller's Tax Identification Number:

                                                      63-0860407
                                        --------------------------------------





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